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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Scheid Vineyards Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCHEID VINEYARDS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2002

To the Stockholders of
Scheid Vineyards Inc.

        The Annual Meeting of Stockholders of Scheid Vineyards Inc. will be held at 2:00 p.m. (Pacific Daylight Time) on June 7, 2002, at the vineyard offices of Scheid Vineyards Inc., located at 1972 Hobson Avenue, Greenfield, California 93927, for the following purposes:

  1.
  To elect five Directors, each to serve for a one-year term; and

  2.
  To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

        A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2001 is enclosed herewith.

        The Board of Directors has fixed the close of business on May 6, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

                      By order of the Board of Directors

                      Alfred G. Scheid
                       Chairman

Salinas, California
May 17, 2002

SCHEID VINEYARDS INC.
305 Hilltown Road
Salinas, California 93908
(831) 455-9990

PROXY STATEMENT

        It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 17, 2002.

GENERAL INFORMATION

        This proxy statement is furnished to stockholders of Scheid Vineyards Inc. ("SVI" or the "Company"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company, for use only at the Annual Meeting of Stockholders of the Company to be held on June 7, 2002, at the vineyard offices of Scheid Vineyards Inc., located at 1972 Hobson Avenue, Greenfield, California 93927, and any adjournments or postponements thereof (the "Annual Meeting").

        Shares may not be voted unless the appropriate signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of SVI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted "For" the persons nominated by the Board of Directors.

        In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by SVI. Although there are no formal agreements to do so, it is anticipated that SVI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

        Only stockholders of record at the close of business on May 6, 2002 are entitled to receive notice of and to vote at the Annual Meeting. On May 6, 2002, SVI had outstanding 2,154,455 shares of Class A Common Stock and 3,321,115 shares of Class B Common Stock, which constituted all of the outstanding voting securities of SVI. Generally, except with respect to the election or removal of Directors, the outstanding shares of Class A Common Stock and Class B Common Stock vote together as a single class, with each outstanding share of Class A Common Stock on the record date entitled to one vote and each share of Class B Common Stock outstanding on the record date entitled to five votes on each matter. With respect to matters on which the Class A Common Stock and Class B Common Stock vote together as a single class, shares representing a majority of the votes entitled to be cast in respect of the shares of Common Stock outstanding on the record date will constitute a quorum.

        The holders of the Class A Common Stock, voting as a separate class, are entitled to elect two of the five Directors, and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining three Directors. Directors elected by the holders of Class A Common Stock and Class B Common Stock will be voted upon from separate slates of nominees. In the election of Directors, each share of Class A Common Stock is entitled to one vote multiplied by the number of Directors to be elected by the holders of the Class A Common Stock, and each share of Class B Common Stock is entitled to five votes multiplied by the number of Directors to be elected by the holders of the Class B Common Stock.

        Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election as Directors; provided, however, that under Section 2115 of the California Corporations Code (which is currently applicable to the Company), a stockholder may cumulate votes in the election of directors if the candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate the stockholder's votes, in which case all stockholders may cumulate their votes. The affirmative vote of a majority of the voting power present, either in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to approve any other matters to be voted upon at the Annual Meeting.

        Under the General Corporation Law of the State of Delaware: (i) shares that are subject to abstention or a broker "non-vote" are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business; (ii) neither abstentions nor broker "non-votes" are counted for purposes of the election of Directors; (iii) abstentions in any other matter to be voted upon at the Annual Meeting will be considered to be present but not voting, and thus will have the effect of a "No" vote; and (iv) a broker "non-vote" in any other matter to be voted upon at the Annual Meeting will be considered to be not present and not entitled to vote on such matter, and thus will not be considered in the tabulation of votes on such matter. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies the Company, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner.

        Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid, each an executive officer and Director of the Company, and Kurt J. Gollnick, an executive officer of the Company, and certain members of their families, beneficially own 3,321,115 shares of the Company's Class B Common Stock, which, as of May 6, 2002, represents 100% of the voting power of the Class B Common Stock and 88.5% of the combined voting power of the Class A and Class B Common Stock when such classes vote together as a single class. The holders of the Class B Common Stock intend to vote all shares held by them in favor of the persons nominated by the Board of Directors as the slate for election by the holders of the Class B Common Stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information Concerning the Nominees

        The Company's Certificate of Incorporation provides that the holders of the Class A Common Stock, voting as a separate class, are entitled to elect 25% of the authorized number of Directors, rounded up to the nearest whole number, and that the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining Directors. The Board of Directors is currently composed of five members, thereby entitling the holders of the Class A Common Stock and Class B Common Stock to elect two and three Directors, respectively. The Board of Directors has nominated the incumbent Directors to be elected for a term expiring at the 2003 Annual Meeting of Stockholders, and until, in each case, such person's successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Biographical information concerning the nominees is set forth under the caption "Directors and Executive Officers" below. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding such persons' holdings of Common Stock.

        The Board of Directors has divided the nominees into two slates, one for election by the holders of the Class A Common Stock and the other for election by the holders of the Class B Common Stock. Only holders of the specified class of Common Stock may vote on the respective slates of nominees for Directors. The slates are as follows:

For Election by the Holders of Class A Common Stock	For Election by the Holders of Class B Common Stock
John L. Crary Robert P. Hartzell	Alfred G. Scheid Scott D. Scheid Heidi M. Scheid

        The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person as the Board of Directors may recommend.

        The Board of Directors unanimously recommends a vote "For" the election of the above-named nominees as Directors.

Directors and Executive Officers

        The following sets forth certain information as of May 6, 2002 with regard to each of the Directors and executive officers of the Company.

Name	Age	Primary Occupation
Alfred G. Scheid(1)	70	Chairman of the Board of Directors of the Company
Scott D. Scheid	42	President, Chief Executive Officer and Director of the Company
Heidi M. Scheid	38	Senior Vice President, Treasurer, Secretary and Director of the Company
Kurt J. Gollnick	43	Senior Vice President and Chief Operating Officer of the Company
Michael S. Thomsen	40	Chief Financial Officer of the Company
John L. Crary(1)(2)	47	President of Juniper Capital LLC
Robert P. Hartzell(1)(2)	68	Owner and operator of Harmony Vineyards

(1)
Member of the Compensation Committee.
(2)
Member of the Audit Committee.

        Alfred G. Scheid, the Company's Chairman of the Board, was one of the founders of the Company in 1972 and served continuously as its Chief Executive Officer until December 31, 2001. Mr. Scheid has been engaged full-time in the business of SVI since 1988, when he became the sole owner of the Company. Mr. Scheid is a founder of the California Association of Winegrape Growers, a trade association that represents the interests of California wine grape producers, and has served as its chairman. He is also a founder of Monterey County Vintners and Growers Association, a trade association composed primarily of wine grape and wine producers. Mr. Scheid is a graduate of the Harvard Graduate School of Business, and is the father of Scott D. Scheid and Heidi M. Scheid.

        Scott D. Scheid, President and Chief Executive Officer of the Company, has continuously served as a Director since 1997. Mr. Scheid was named the Company's Chief Executive Officer on January 1, 2002. Previously, Mr. Scheid served as the Company's Chief Operating Officer. Mr. Scheid joined the Company in 1986 as Vice President and has been engaged full-time in the business of the Company since that time. Prior to joining SVI, he was employed as an options trader with E.F. Hutton & Company Inc. Mr. Scheid is a director and serves on the executive committee of the California Association of Winegrape Growers, and he previously has served as a director of Monterey County Vintners and Growers Association. Mr. Scheid holds a B.A. degree in economics from Claremont Men's College. Scott D. Scheid is the son of Alfred G. Scheid and the brother of Heidi M. Scheid.

        Heidi M. Scheid, Senior Vice President of the Company, has continuously served as the Company's Treasurer, Secretary and a Director since 1997. Ms. Scheid joined the Company in 1992 as Director of Planning and served as the Company's Vice President Finance and Chief Financial Officer from 1997 to 2001. Prior to joining SVI, she served as a senior valuation analyst at Ernst & Young, LLP. Ms. Scheid is a director of Wine Market Council, a wine industry association aimed at expanding the American wine consumer base. She holds an M.B.A. degree from the University of Southern California. Heidi M. Scheid is the daughter of Alfred G. Scheid and the sister of Scott D. Scheid.

        Kurt J. Gollnick became Senior Vice President and Chief Operating Officer of the Company on January 1, 2002. Previously, Mr. Gollnick served as the Company's Vice President Vineyard Operations. Mr. Gollnick joined SVI in 1988 as General Manager, Vineyard Operations. For seven years prior to joining the Company, Mr. Gollnick was a vineyard manager for Thornhill Ranches of Santa Maria, California, where he managed 1,200 acres of vineyards. He has served as a director of the California Association of Winegrape Growers from 1989 through 1997 and is currently a director of Wine Institute, Monterey County Vintners and Growers Association, and American Vineyard Foundation. Mr. Gollnick has also served as president of the Central Coast Grape Growers and Monterey County Vintners and Growers Associations. Mr. Gollnick holds a B.S. degree in agricultural economics from the California Polytechnic State University San Luis Obispo.

        Michael S. Thomsen has served as the Company's Chief Financial Officer since March 2001. Mr Thomsen joined SVI in 1997 as Controller after working twelve years at the accounting firm of Deloitte & Touche LLP as a senior audit manager. Mr. Thomsen is a Certified Public Accountant and has a B.A. degree in Business Economics from the University of California, Santa Barbara.

        John L. Crary became a Director of the Company in 1997, and has served continuously as a Director since that time. Currently, Mr. Crary is president of Juniper Capital LLC, a closely-held investment company. Since 1988, Mr. Crary has been a corporate financial advisor and venture capital investor active with companies in various industries such as biotechnology, software, manufacturing and petroleum. Previously, he was an investment banker with E.F. Hutton & Company Inc., which he joined in 1979. Mr. Crary has been a consultant to SVI and its predecessors since 1993 in connection with various financial matters, acquisitions and business strategy. Mr. Crary is also a director of microHelix, Inc. Mr. Crary is a graduate of the University of California at Irvine and the Columbia University Graduate School of Business.

        Robert P. Hartzell became a Director of the Company in 1997, and has served continuously as a Director since that time. Mr. Hartzell is the owner of Harmony Vineyards, a producer of premium Zinfandel wine grapes near Lodi, California. From 1978 to 1996, Mr. Hartzell was President of the California Association of Winegrape Growers. For six years during this period, Mr. Hartzell also served on the Agricultural Policy Advisory Committee to the U.S. Secretary of Agriculture and the U.S. Trade Representative in connection with the General Agreement on Trade and Tariffs negotiations. Mr. Hartzell has also served as Deputy Director of the California Department of Food and Agriculture. Mr. Hartzell holds a B.S. degree from the University of California at Davis.

        Officers serve at the discretion of the Board of Directors.

  Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that during 2001 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Report of the Audit Committee

        The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. Management of the Company is responsible for SVI's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the Company's independent accountants, Deloitte & Touche LLP ("Deloitte & Touche"). Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche. The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees).

        The Audit Committee has received written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report of Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

        AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        John L. Crary, Chairman
        Robert P. Hartzell

Audit and Non-Audit Fees

        For the year ended December 31, 2001, fees for services provided by Deloitte & Touche were as follows:

        Audit Fees:    Audit fees billed to the Company in connection with Deloitte & Touche's review and audit of the Company's annual consolidated financial statements for the year ended December 31, 2001 and Deloitte & Touche's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-QSB during the year ended December 31, 2001 totaled approximately $61,800.

        Financial Information Systems Design and Implementation Fees:    The Company did not engage Deloitte & Touche to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2001.

        All Other Fees:    There were no fees billed to the Company by Deloitte & Touche for non-audit services.

Board of Directors, Committees and Compensation

        Directors are elected to serve a one-year term and until their successors are duly elected and qualified. The Company pays each non-employee Director an annual fee of $5,000 and meeting fees at the rate of $500 for each Board meeting attended in person and reimburses such Director for all expenses incurred by him in his capacity as a Director of the Company. No fees are paid for participation in telephonic meetings of the Board of Directors or its committees or actions taken in writing.

        Under the Company's 1997 Stock Option/Stock Issuance Plan (the "Plan"), each individual who was serving as a non-employee Director on the date the underwriting agreement for the Company's initial public offering was executed (July 24, 1997) received an option grant on such date for 10,000 shares of Class A Common Stock, provided such individual had not been in the prior employ of the Company. Such option grants were made to each of Messrs. Crary and Hartzell. Each individual who first becomes a non-employee Director in the future will receive a 10,000-share option grant of Class A Common Stock on the date such individual joins the Board, provided that such individual has not been in the prior employ of the Company and has not previously received an option grant from the Company in his or her capacity as a non-employee Director. In addition, at each Annual Meeting of Stockholders, each non-employee Director with at least six months' service who is to continue to serve as a non-employee Director after the Annual Meeting receives an additional option grant to purchase 2,500 shares of Class A Common Stock, whether or not such individual has been in the prior employ of the Company.

        Each automatic option grant to a non-employee Director has or will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The initial 10,000-share option grant becomes or will become exercisable in a series of four successive equal annual installments over the optionee's period of Board service. Each additional 2,500-share option grant becomes or will become exercisable upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company, or (ii) the death or disability of the optionee while serving as a Director.

        The Board of Directors has appointed an Audit Committee and a Compensation Committee.

        The Audit Committee is comprised of the two independent members of the Board of Directors, Messrs. Crary and Hartzell, and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants. The Audit Committee held four meetings in 2001.

        The members of the Compensation Committee are Messrs. Crary, Hartzell and Alfred G. Scheid. The Company's Compensation Committee establishes and reviews salary, bonus and other forms of compensation for officers of the Company, provides recommendations to the Board of Directors for the salaries and incentive compensation of the employees and consultants of the Company, reviews training and human resources policies and makes recommendations to the Board of Directors regarding such matters. The Company has no nominating committee or committee performing similar functions. The Compensation Committee held one meeting in 2001.

        The Board of Directors held four meetings in 2001. Each Director attended at least 75% of the total number of the meetings held of the Board of Directors and each committee thereof on which such Director served during the fiscal year ended December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

        The following table sets forth certain information as of May 6, 2002, with respect to persons known by the Company to be beneficial owners of more than five percent of either the Company's Class A Common Stock or the Company's Class B Common Stock, as well as beneficial ownership of such classes of Common Stock by the executive officers and Directors of the Company, and all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percentage	Number of Shares	Percentage
Alfred G. Scheid(3)	1,649,589	43.4	1,649,589	49.7
Scott D. Scheid(4)	367,093	14.6	347,093	10.5
Heidi M. Scheid(5)	377,093	14.9	357,093	10.8
Kurt J. Gollnick(6)	267,108	11.0	247,108	7.4
Michael S. Thomsen(7)	10,000	*	0	0.0
John L. Crary(7)	17,500	*	0	0.0
Robert P. Hartzell(7)(9)	17,500	*	0	0.0
Emily K. Liberty(9)	309,066	12.5	309,066	9.3
Tyler P. Scheid	309,066	12.5	309,066	9.3
Wellington Management Company, LLP(10)	502,000	23.3	0	0.0
Dimensional Fund Advisors Inc.(11)	163,700	7.6	0	0.0
All executive officers and Directors as a group (6 persons)	2,705,883	55.8	2,600,883	78.3

*
Less than one percent.

(1)
Except in the cases of Wellington Management Company, LLP and Dimensional Fund Advisors Inc. (the "Institutional Holders") and for certain stock options exercisable for shares of Class A Common Stock as described in notes 4 through 6 below, all shares of Class A Common Stock reflected as beneficially owned by each person named in this table represent shares issuable upon conversion of the beneficial holder's shares of Class B Common Stock. Beneficial ownership and the percentages of the Class A Common Stock and Class B Common Stock outstanding have been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. In the case of the Institutional Holders, the stockholdings reported reflect data set forth in the latest Schedule 13G furnished to the Company by the respective Institutional Holders or filed with the Securities and Exchange Commission.

(2)
The address of each of the persons named in this table, other than the Institutional Holders, is c/o Scheid Vineyards Inc., 305 Hilltown Road, Salinas, California 93908. The addresses of the Institutional Holders are set forth in notes 10 and 11 below. Scott D. Scheid, Heidi M. Scheid, Emily K. Liberty and Tyler P. Scheid are children of Alfred G. Scheid.

(Footnotes continued on next page)

  (Footnotes continued from previous page)

(3)
Owned by Alfred G. Scheid as Trustee of the Alfred G. Scheid Revocable Trust dated October 8, 1992. Does not include 100,000 shares of Class B Common Stock owned by a revocable trust of which Mr. Scheid's wife is the sole trustee and over which Mr. Scheid does not have any voting power or investment power. Mr. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife's trust.
(4)
Includes 335,093 shares of Class B Common Stock owned by Scott D. Scheid and 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Heidi M. Scheid, of which Mr. Scheid is a co-trustee together with Heidi M. Scheid. Class A shareholdings also include 20,000 shares that may be acquired upon the exercise of options granted under the Plan that are currently exercisable or that will become exercisable within 60 days of the record date. Does not include 11,000 shares of Class B Common Stock owned by Scott D. Scheid's wife and over which Scott D. Scheid does not have any voting power or investment power. Scott D. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife.
(5)
Includes 345,093 shares of Class B Common Stock owned by Heidi M. Scheid and 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Ms. Scheid, of which Ms. Scheid is a co-trustee together with Scott D. Scheid. Class A shareholdings also include 20,000 shares that may be acquired upon the exercise of options granted under the Plan that are currently exercisable or that will become exercisable within 60 days of the record date. Does not include 1,000 shares of Class B Common Stock owned by Ms. Scheid's husband and over which Ms. Scheid does not have any voting power or investment power. Ms. Scheid disclaims beneficial ownership of the shares beneficially owned by her husband.
(6)
Class A shareholdings include 20,000 shares that may be acquired upon the exercise of options granted under the Plan that are currently exercisable or that will become exercisable within 60 days of the record date. Does not include 1,000 shares of Class B Common Stock owned by Mr. Gollnick's wife and over which Mr. Gollnick does not have any voting power or investment power. Mr. Gollnick disclaims beneficial ownership of the shares beneficially owned by his wife.
(7)
Represents shares that may be acquired upon the exercise of options granted under the Plan that are currently exercisable or that will become exercisable within 60 days of the record date.
(8)
Does not include 600 shares of Class B Common Stock owned by Mr. Hartzell's wife and over which Mr. Hartzell does not have any voting power or investment power. Mr. Hartzell disclaims beneficial ownership of the shares beneficially owned by his wife.
(9)
Does not include 100 shares of Class B Common Stock owned by Ms. Liberty's husband and over which Ms. Liberty does not have any voting power or investment power. Ms. Liberty disclaims beneficial ownership of the shares beneficially owned by her husband.
(10)
Wellington Management Company, LLP ("WMC") is an investment adviser. The address of WMC is 75 State Street, Boston, MA 02109.
(11)
Dimensional Fund Advisors Inc. ("Dimensional") is an investment advisor, and serves as investment manager to certain commingled group trusts and separate accounts. The address for Dimensional is 1299 Ocean Park Avenue, 11th Floor, Santa Monica, CA 90401.

Agreement Among Class B Stockholders

        The holders of the outstanding shares of Class B Common Stock and the Company are parties to an Amended and Restated Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock other than Alfred G. Scheid may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock, in a specified order, to the Company, Alfred G. Scheid, Scott D. Scheid and Heidi M. Scheid. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than transfers to (i) the Company, (ii) certain other Class B stockholders, (iii) a current or former spouse or direct lineal descendant of any Class B stockholder including, without limitation, adopted persons (if adopted during minority) and persons born out of wedlock, and excluding foster children and stepchildren, (iv) a trust under which all of the beneficiaries are persons described in clauses (ii) or (iii) above, and (v) a corporation, partnership or limited liability company, all of the equity interests of which are owned by persons or entities described in clauses (i), (ii), (iii) and (iv) above or corporations, partnerships and limited liability companies described in this clause (v). The Buy-Sell Agreement also grants an option, exercisable in a specified order, to the Company, Alfred G. Scheid, Scott D. Scheid and Heidi M. Scheid, to purchase the shares of Class B Common Stock held by certain Class B stockholders at specified prices upon (A) the death of such Class B Stockholder, (B) the entry or imposition of certain judgments, levies or attachments affecting the shares of Class B Common Stock held by such stockholder, (C) certain bankruptcy or insolvency events affecting such stockholder or (D) in the case of Kurt J. Gollnick, the termination of his employment with the Company.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation of Named Executive Officers

        The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999. The "Named Executive Officers" include (i) each person who served as Chief Executive Officer during 2001 (one person), (ii) each person who (a) served as an executive officer at December 31, 2001, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 2001 and (c) earned total annual salary and bonus compensation in 2001 in excess of $100,000 (four persons), and (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 2001 (no persons).

	Annual Compensation(1)						Long-Term Compensation
Name and Capacity in Which Served	Fiscal Year	Salary ($)(2)		Bonus ($)		Other Annual Compensation ($)(3)	Shares Underlying Options/SARs (#)(4)	All Other Compensation ($)(5)(6)(7)
Alfred G. Scheid Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ $ $	400,000 400,000 400,000	$ $ $	0 0 0	— — —	0 0 0	$ $ $	124,630 110,670 144,724
Scott D. Scheid President and Chief Operating Officer	2001 2000 1999	$ $ $	231,000 134,000 130,000	$ $ $	100,000 100,000 85,000	— — —	0 0 0	$ $ $	298,511 4,020 3,900
Heidi M. Scheid Senior Vice President, Treasurer and Secretary	2001 2000 1999	$ $ $	150,000 124,000 120,000	$ $ $	50,000 85,000 75,000	— — —	0 0 0	$ $ $	4,500 3,720 3,600
Kurt J. Gollnick Vice President Vineyard Operations	2001 2000 1999	$ $ $	185,000 124,000 120,000	$ $ $	100,000 120,000 85,000	— — —	0 0 0	$ $ $	5,250 3,720 3,600
Michael S. Thomsen Chief Financial Officer	2001 2000 1999	$ $ $	157,000 120,000 110,000	$ $ $	40,000 30,000 25,000	— — —	0 0 0	$ $ $	162,939 3,600 3,300

(1)
Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.

(2)
As of May 6, 2002, the annual salary levels for the Named Executive Officers were: Alfred G. Scheid ($375,000); Scott D. Scheid ($250,000); Heidi M. Scheid ($150,000); Kurt J. Gollnick ($210,000); and Michael S. Thomsen ($170,000).

(3)
During each of 2001, 2000 and 1999, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.

(4)
The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 2001, 2000 or 1999.

(Footnotes continued on next page)

  (Footnotes continued from previous page)

(5)
Except as described in notes 6 and 7, all amounts in this column represent matching contributions under the Company's 401(k) plan. In the case of Alfred G. Scheid, matching contributions in 2001, 2000 and 1999 were $5,250, $5,250 and $4,744, respectively.

(6)
In the case of Alfred G. Scheid, includes $119,380, $105,420 and $139,980 in 2001, 2000 and 1999, respectively, representing benefits received under a split dollar life insurance trust arrangement pursuant to which Alfred G. Scheid is entitled to designate the beneficiary of a $4,500,000 life insurance policy and the Company is obligated to advance a portion of the premiums. The owner of the insurance policy is a trust, the trustees of which include Scott D. Scheid and Heidi M. Scheid, each of whom is an executive officer and Director of the Company and a child of Alfred G. Scheid. Advances by the Company are required to be repaid out of the surrender proceeds or death benefits payable under the policy. The amount of the benefits received in each year represents (i) the premiums payable by the Company during the year ($119,380 in 2001, $105,420 in 2000 and $139,980 in 1999) plus (ii) the proportionate amount, if any, of the excess of the actuarially projected cash surrender value of the policy at the end of such year over the aggregate amount of premiums advanced by the Company through such year ($0 at each of December 31, 2001, 2000 and 1999). Such proportionate amount is measured by the time-weighted compounded returns on the premiums advanced by each of the Company and the policy owner, and assuming a constant rate of return from inception of the policy.

(7)
In the case of Scott D. Scheid and Michael S. Thomsen, includes $293,261 and $158,227, respectively, for relocation bonuses in connection with the relocation of the Company's executive offices from Marina del Rey, California to Salinas, California in June 2001.

Option Grants

        No stock options or stock appreciation rights were granted to the Named Executive Officers during fiscal 2001.

Option Exercises and Holdings

        The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during fiscal 2001 and the value of unexercised options held as of the end of the year. The Company has never granted stock appreciation rights.

AGGREGATED OPTION EXERCISES
AND FISCAL 2001 YEAR-END OPTION/SAR VALUES

			Number of Unexercised Securities Underlying Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Unexercisable	Exercisable	Unexercisable	Exercisable
Alfred G. Scheid	0	$0	0	0	—	—
Scott D. Scheid	0	$0	0	20,000	$0	$0
Heidi M. Scheid	0	$0	0	20,000	$0	$0
Kurt J. Gollnick	0	$0	0	20,000	$0	$0
Michael S. Thomsen	0	$0	0	10,000	$0	$0

(1)
The values of unexercised in-the-money options have been determined based on the per share closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 2001 ($3.10).

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

        In April 2001, the Company entered into employment agreements with Scott D. Scheid and Michael S. Thomsen (collectively, the "2001 Employment Agreements").

        The term of Scott D. Scheid's employment agreement shall terminate March 31, 2005, unless sooner terminated. Pursuant to the terms of his 2001 employment agreement, Mr. Scheid is employed as the Company's President and Chief Executive Officer and is currently entitled to an annual base salary of $250,000. Mr. Scheid's employment agreement also provided for the availability of a $200,000 loan from the Company. See "Certain Transactions—Bridge Loan" below. The Company may terminate Mr. Scheid's employment at any time with or without cause. If he is terminated without cause, Mr. Scheid is entitled to receive his then base salary through the date of his termination and, as his entire severance compensation, he will receive his then base salary for the remainder of the term of his employment agreement.

        The term of Michael S. Thomsen's employment agreement shall terminate March 31, 2005. Pursuant to the terms of his 2001 employment agreement, Mr. Thomsen is employed as the Company's Chief Financial Officer and is currently entitled to an annual base salary of $170,000. The Company may terminate Mr. Thomsen's employment at any time with or without cause. In the event the termination is without cause, Mr. Thomsen shall be entitled to receive the lesser of twelve months of his base salary in effect at the date of termination or the base salary for the remainder of the term of the employment agreement. In the event of certain changes in control of the Company, as defined in Mr. Thomsen's employment agreement, and his employment is terminated by the Company or any surviving entity within forty-five days of such change in control, Mr. Thomsen shall be entitled to receive in lieu of any severance compensation, the following: a) if the change of control occurs within the first two years of the term of his employment agreement, a lump sum amount of twenty-four months of his then base salary, or b) if the change of control occurs during the third year of the term of his employment agreement, a lump sum payment of eighteen months of his then base salary, or c) if the change of control occurs within the last year of the term of his employment agreement, a lump sum payment of twelve months of his then base salary.

        The Company had previously entered into employment agreements (collectively, the "1997 Employment Agreements") with each of Alfred G. Scheid, Heidi M. Scheid and Kurt J. Gollnick which provided for an initial term of three years beginning on July 19, 1997, except for Alfred G. Scheid, whose employment agreement had an initial term of one year. The term of each of the 1997 Employment Agreements has an automatic one-year renewal if either party has not given written notice of termination at least three months prior to the expiration of the term. Under their respective employment agreements, Alfred G. Scheid, Heidi M. Scheid and Kurt J. Gollnick are currently entitled to annual base salaries of $375,000, $150,000 and $210,000, respectively. The Company may terminate each Employee's employment at any time with or without cause, and no severance payment obligations are provided.

        The base salary under each of the 2001 Employment Agreements and 1997 Employment Agreements is subject to upward adjustment, and each employee is eligible for bonus compensation pursuant to bonus arrangements, as determined by the Board of Directors upon the recommendation of the Compensation Committee.

        A Buy-Sell Agreement among the Company and the holders of Class B Common Stock provides, among other things, that the shares of Class B Common Stock held by Mr. Gollnick (currently 247,108) are purchasable at the option first of the Company, next of Alfred G. Scheid if the Company does not exercise such option, and thereafter of Scott D. Scheid and Heidi M. Scheid if the Company and Alfred G. Scheid do not exercise such options, if Mr. Gollnick's employment with the Company terminates for any reason. See "Security Ownership of Certain Beneficial Owners and Management—Agreement Among Class B Stockholders". If such termination is a voluntary termination by Mr. Gollnick that occurs prior to July 29, 2004, or is for "cause" (as defined) regardless of when such termination for "cause" occurs, the per share purchase price for Mr. Gollnick's shares of Class B Common Stock will be equal to the price per share he paid for such shares, and if such termination occurs for any other reason or under any other circumstances, or upon the death of Mr. Gollnick, the per share purchase price will be the weighted average trading price of the Class A Common Stock for the immediately preceding 20 trading days on which such Class A Common Stock actually was traded.

        The outstanding stock options exercisable for shares of Class A Common Stock of the Company that have been granted under the Plan, including those granted to the Directors and Named Executive Officers, provide for accelerated vesting in connection with certain corporate transactions involving certain changes in control of the Company unless the options are assumed, or replaced with comparable options or a cash incentive program, by the successor corporation. In addition, the stock options that have been granted to the Named Executive Officers provide for immediate acceleration of these options upon an "involuntary termination" of employment occurring within 18 months of a "change in control." In the event of such an acceleration, the options will remain exercisable until the earlier of the expiration date specified in the option grant and one year after the date of involuntary termination. For purposes of these provisions: an "involuntary termination" means, generally, termination by the Company other than for "misconduct" (as defined) or termination by the employee following an involuntary material change in position and responsibility, an involuntary reduction in compensation by more than 15% or an involuntary relocation by more than 50 miles; and a "change in control" means, generally, the acquisition of securities representing a majority of the voting power of the Company other than by the Company and its affiliates, a change in a majority of the Board of Directors over a period of 36 months or less involving new Directors that have not been elected or nominated by the other Directors or a change in ownership of securities representing more than a majority of the voting power of certain subsidiaries of the Company.

        The Company has entered into agreements to provide indemnification for the Company's Directors and certain officers in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, will indemnify the Company's Directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such persons' service as Directors or officers of the Company or an affiliate of the Company. These agreements provide for the advancement of expenses incurred in defending a claim prior to resolution of the merits of the claim. These agreements also require the Company to maintain directors and officers liability insurance. The Employment Agreements impose similar indemnification obligations on the Company. There is no pending litigation or proceeding involving a Director, officer, employee or agent of the Company, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN TRANSACTIONS

Executive Office Lease

        Pursuant to a five-year lease (the "Lease"), the Company had been leasing the third floor of a three-story office building in Marina del Rey, a suburb of Los Angeles, from Tesh Partners, L.P. ("Tesh" or "Lessor"), a limited partnership comprised of members of the Scheid family. The general partner of Tesh Partners, L.P. is SVI-Cal and the limited partners are Alfred G. Scheid's four children, two of whom are Scott D. Scheid and Heidi M. Scheid, each an executive officer and a Director of the Company. The lease originally ran until June 2004 and the rent was $119,364 annually, plus an additional annual amount of $4,800 for parking.

        In 2001, the Company relocated its executive office to Salinas, California. In connection with the relocation, the lease with Tesh was terminated under an agreement between SVI and the Lessor on June 30, 2001. The Company believes that the terms of the Lease were at least as favorable to the Company as if the Lease were entered into with an unaffiliated third party.

Bridge Loans

        In connection with the relocation of its executive office to Salinas, California, certain employees were relocated to the new executive office. In connection with Scott D. Scheid's relocation, in March 2001 the Company entered into an interest free $200,000 promissory note secured by a second deed of trust on Mr. Scheid's Los Angeles area residence. The promissory note was a bridge loan to cover Mr. Scheid's acquisition of a new residence in the Salinas area. This note was repaid to the Company in November 2001.

        In addition, in June 2001 the Company entered into an interest free $247,000 promissory note secured by a second deed of trust on Mr. Thomsen's Los Angeles area residence. This note was repaid to the Company in July 2001.

Kurt J. Gollnick Loan and Repayment

        In January 2000, the Company loaned Kurt J. Gollnick the sum of $152,369. The loan was secured by a like value of shares Mr. Gollnick held in the Company, bore interest at the rate of 8% per annum and was due in full on December 31, 2004. On April 2, 2001, Mr. Gollnick repaid the loan and accrued interest by surrendering to the Company 52,985 shares of the Company's Class B common shares.

Future Transactions

        The Company does not have any current intentions to enter into any future transactions with related parties with respect to the acquisition or development of additional vineyard or other properties. The Company has adopted a policy requiring future transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

FORM 10-KSB

        SVI will furnish without charge to each stockholder, upon written request addressed to SVI, c/o Shawna Estrada, 305 Hilltown Road., Salinas, California 93908, an additional copy of its Annual Report on Form 10-KSB for the year ended December 31, 2001 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. The Company will provide a copy of the exhibits to its Annual Report on Form 10-KSB for the year ended December 31, 2001 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to SVI, c/o Shawna Estrada, at the above address.

FUTURE STOCKHOLDER PROPOSALS

        Any stockholder proposal intended to be presented at the 2003 Annual Meeting of Stockholders must be submitted to SVI at its principal executive offices sufficiently far in advance so that it is received by SVI not later than January 13, 2003.

OTHER MATTERS

        The Company's independent public accountants for the fiscal year ended December 31, 2001 were Deloitte & Touche LLP, which firm is expected to be appointed to serve in such capacity for the current year. A representative of Deloitte & Touche LLP is not expected to be present at the meeting. However, if a representative of Deloitte & Touche LLP is present at the meeting, such representative will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

        Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

        The Annual Report on Form 10-KSB of SVI for the fiscal year ended December 31, 2001 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

SCHEID VINEYARDS INC.

                      By order of the Board of Directors

                      Alfred G. Scheid
                       Chairman of the Board

Salinas, California
May 17, 2002

REVOCABLE PROXY FOR CLASS A COMMON STOCK

SCHEID VINEYARDS INC. ANNUAL MEETING OF STOCKHOLDERS—JUNE 7, 2002

        The undersigned stockholder(s) of Scheid Vineyards Inc. (the "Company") hereby nominates, constitutes and appoints Alfred G. Scheid, Scott D. Scheid and Heidi M. Scheid, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's vineyard offices located at 1972 Hobson Avenue, Greenfield, California 93927, at 2:00 p.m. (Pacific Daylight Time) on June 7, 2002, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.	PROPOSAL NO. 1 Election of Directors	☐ AUTHORITY GIVEN to vote for the nominees listed below (except as indicated to the contrary below).	☐ WITHHOLD AUTHORITY to vote for the nominees.

(INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through such nominee's name below.)

John L. Crary Robert P. Hartzell

2.	To transact such other business as may properly come before the Meeting and any adjournment or adjournments or postponements thereof. Management currently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

        IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Dated:	, 2002

(Please print name)
(Signature of Class A Stockholder)
(Please print name)
(Signature of Class A Stockholder)
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign).
I do ☐ do not ☐ expect to attend the Meeting.
Number of Persons: ____________

QuickLinks

SCHEID VINEYARDS INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on June 7, 2002
SCHEID VINEYARDS INC. 305 Hilltown Road Salinas, California 93908 (831) 455-9990
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES AND FISCAL 2001 YEAR-END OPTION/SAR VALUES
CERTAIN TRANSACTIONS
FORM 10-KSB
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
REVOCABLE PROXY FOR CLASS A COMMON STOCK